Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-209584 and Form S-8 No. 333-208383) of InfraREIT Inc., our report dated March 3, 2016, with respect to the consolidated financial statements and schedule of InfraREIT, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

Also, we consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-209584 and Form S-8 No. 333-208383) of InfraREIT, Inc. our report dated February 26, 2016, with respect to the consolidated financial statements of Sharyland Utilities, L.P. included in the Annual Report (Form 10-K) for the year ended December 31, 2015.

\s\ Ernst & Young LLP
Dallas, Texas
March 3, 2016